Exhibit 99.1

GAMESQUARE HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the special meeting (the "**Meeting**") of shareholders (the "**Shareholders**") of GameSquare Holdings, Inc. ("**GameSquare**" or the "**Corporation**") will be held on February 27, 2024 at the offices of Blake, Cassels & Graydon LLP located at 199 Bay Street, Suite 4000, Commerce Court West, Toronto, Ontario M5L 1A9 commencing at 10:00 a.m. (Toronto time), for the following purposes:

1) to consider, and if deemed advisable, to pass, with or without variation, an ordinary resolution (the "**Merger Resolution**"), the full text of which is attached as **Schedule B** to the Circular, approving the issuance of common shares in the capital of GameSquare (the "**GameSquare Shares**") forming the consideration to be issued to securityholders of FaZe Holdings Inc. ("**FaZe**"), including the GameSquare Shares issuable to the holders of each share of common stock of FaZe and the GameSquare Shares issuable upon exercise of: (i) FaZe warrants which will be assumed by GameSquare and converted into GameSquare warrants; (ii) FaZe options which will be assumed by GameSquare and converted into GameSquare options, and (iii) restricted shares and units of FaZe which will be assumed by GameSquare and converted into GameSquare restricted shares and units, in each case, in connection with the agreement and plan of merger dated October 19, 2023 among GameSquare, GameSquare Merger Sub I, Inc. and FaZe, as may be amended from time to time, pursuant to which GameSquare will acquire all of FaZe's securities and FaZe will become a wholly-owned subsidiary of GameSquare, all as more particularly set forth in the Circular (the "**Merger**");

2) to consider and, if deemed advisable, to pass, with or without variation, an ordinary resolution to approve the Corporation's amended and restated Omnibus Plan to increase the number of securities available under the Omnibus Plan;

3) to consider, and if deemed advisable, to pass, with or without variation, an ordinary resolution of disinterested shareholders to approve the grant of awards representing up to 1% of the issued GameSquare Shares, respectively, and 3% in the aggregate, to be issued to three of the founders of FaZe as an inducement to each of them to enter into a contract of full-time employment with GameSquare;

4) to consider, and if deemed advisable, to pass, with or without variation, a special resolution authorizing and approving the continuance of GameSquare from the laws of the Province of British Columbia to the laws of the State of Delaware (the "**Continuance**") and approving the articles of domestication and certificate of incorporation of the continued corporation (the "**Continuance Resolution**"), the full text of which is set forth in **Schedule H** to the Circular;

5) to consider, and if deemed advisable, to pass an ordinary resolution approving, on a non-binding advisory basis, compensation that may be paid or become payable to GameSquare's named executive officers that is based on or otherwise relates to the Merger;

6) to consider, and if deemed advisable, to pass, with or without variation, an ordinary resolution approving the adjournment of the Meeting from time to time to solicit additional proxies in favour of the Merger Resolution and/or the Continuance Resolution;

7) to consider, and if deemed advisable, to pass, with or without variation, an ordinary resolution approving, in accordance with Nasdaq rule 5635(d), the issuance of more than 20% of the outstanding GameSquare Shares at a discount to its affiliates in accordance with the Backstop

Agreement (as defined in the Circular) and under the GameSquare PIPE and a resolution approving, in accordance with Multilateral Instrument 61-101 – *Protection of Minority Security Holders in Special Transactions*, issuance of GameSquare Shares to certain insiders of GameSquare in accordance with the Backstop Agreement and under the GameSquare PIPE;

8) a resolution of disinterested Shareholders approving the potential creation of new "Control Persons" of GameSquare within the meaning of the applicable policies of the TSXV; and

9) to consider any permitted amendment to, or variation of, any matter identified in this Notice of Special Meeting (the "**Notice**") and to transact such other business as may properly come before the Meeting or any adjournment thereof. Management is not currently aware of any other matters that could come before the Meeting.

Accompanying this Notice are: (1) the Circular; and (2) a form of proxy. The Circular provides further information respecting proxies and the matters to be considered at the Meeting and is deemed to form part of this Notice.

Registered Shareholders who are unable to attend the Meeting in person and who wish to ensure that their GameSquare Shares will be voted at the Meeting, must complete, date and execute the enclosed form of proxy, or another suitable form of proxy, and deliver it in accordance with the instructions set out in the form of proxy and in the Circular.

Non-registered Shareholders who plan to attend the Meeting must follow the instructions set out in the form of proxy and in the Circular to ensure that their GameSquare Shares will be voted at the Meeting. If you hold your GameSquare Shares in a brokerage account, you are a non-registered Shareholder.

Pursuant to the *Business Corporations Act* (British Columbia) (the "**BCBCA**"), a registered Shareholder may, until the close of business on February 25, or at least two days before any date to which the Meeting may be postponed or adjourned, give GameSquare a notice of dissent by sending it to GameSquare at 6775 Cowboys Way, Ste. 1335, Frisco, Texas, USA, 75034, Attention: Corporate Secretary, with respect to the Continuance Resolution set forth in **Schedule H** to the Circular. As a result of giving a notice of dissent you may, on receiving from GameSquare a notice under section 243 of the BCBCA that GameSquare intends to act or has acted on the authority of the Continuance Resolution, require GameSquare to purchase all of your GameSquare Shares in respect of which the notice of dissent was given. This dissent right, and the procedures for its exercise, are as described in the Circular under the heading "*Continuance – Dissent Rights*" and in **Schedule I** of the Circular. Only registered Shareholders are entitled to exercise rights of dissent. Failure to comply strictly with the dissent procedures described in the Circular and **Schedule I** will result in the loss or unavailability of any right of dissent.

Non-registered Shareholders whose GameSquare Shares are registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that ONLY REGISTERED SHAREHOLDERS ARE ENTITLED TO DISSENT IN RESPECT OF THE CONTINUANCE RESOLUTION. Non-registered beneficial Shareholders should contact their broker, investment dealer, bank or other nominee in order to exercise dissent rights. It is strongly suggested that any Shareholder wishing to dissent seek independent legal advice.

A Shareholder that intends to give a notice of dissent with respect to any GameSquare Shares registered in their name should not vote those GameSquare Shares in favor of the Continuance Resolution.

DATED at Frisco, Texas, January 29, 2024.

BY ORDER OF THE BOARD OF DIRECTORS

On behalf of the Board of Directors of GameSquare,
/s/ "Lou Schwartz"
Lou Schwartz
President and Chairman